Contact:	Mike Murphy
Chief Financial Officer
(256) 747-9800

CAVALIER NAMES TESNEY PRESIDENT AND CEO

COMPANY ANNOUNCES SHARE REPURCHASE PROGRAM
AND COMMENTS ON OTHER ITEMS

ADDISON, Ala. (November 24, 2008) – Cavalier Homes, Inc. (NYSE Alternext US: CAV) (the "Company"), today announced that its Board of Directors has appointed Bobby Tesney President and Chief Executive Officer of the Company.  In August, Tesney assumed these positions on an interim basis pending the retention of a permanent President and Chief Executive Officer.  With this action, the Board has concluded its executive search.

Commenting on the announcement, Barry B. Donnell, Chairman of the Board, said, "We are pleased with the way Bobby has assumed a leadership role in the Company, acting quickly to assess and move forward on available opportunities to improve our operations, right size the Company, and better position us for the challenging environment we face.  Considering this progress, as well as his direct management experience in senior level positions, we are delighted to welcome him as our new President and Chief Executive Officer."

"Over the past few months, I have witnessed firsthand a spirit of dedication and determination throughout our company," said Tesney.  "From what I have seen so far, I am proud of our hard-working employees and am pleased to join them on a permanent basis.  I am grateful for the confidence expressed by the Board in naming me Chief Executive Officer."

Tesney, a director of Cavalier since 2003, will continue to serve on the Company's Board.

Share Repurchase

The Board previously approved a share repurchase program in 1998, under which a total of 831,200 shares of common stock remain authorized for repurchase.  The Board has authorized management to repurchase these previously authorized shares of common stock up to a total of $2 million.  The Company will fund share repurchases with existing cash on hand.

The Company's credit facility with its primary lender limits the purchase of treasury stock as defined in the credit facility.  The Company has obtained the necessary waiver from its lender to allow the repurchase of these shares.

Dealer Financing

During recent weeks, the Company has received correspondence from or had discussions with lenders that provide financing under floor plan arrangements with independent dealers that purchase Cavalier's products.  As a result of volatility and disruption in the capital markets, some of these lenders have indicated they are suspending floor plan financing programs, making major modifications to their programs, or downsizing their dealer financing portfolios.  Some of these lenders have indicated they are, or may be,

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CAV Appoints Tesney President and CEO; Announces Other Items

November 24, 2008

unable to obtain the necessary resources to fund their programs at current levels.  The Company previously has disclosed the potential impact that a lack of dealer financing could have on Company operating results in its Annual Report on Form 10-K for the year ended December 31, 2007.

Potential Sale of Finance Subsidiary

The Company has entered into a non-binding letter of intent regarding the possible sale of the business or operations of its financing subsidiary in a transaction expected to be completed during the next few months. The closing of this transaction is subject to the completion of customary due diligence and the execution of a definitive agreement.  Neither party has an obligation to proceed with this proposed transaction unless a definitive agreement is executed on or before December 17, 2008, or on such date as mutually agreed by both parties.  The Company currently reports the results of operations of this subsidiary as a separate segment, which the Company expects would cease in the event such a sale is consummated.

About Cavalier Homes

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing.  The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2007, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended September 27, 2008, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

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